Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F 312.701.2361 www.chapman.com

August 11, 2026

First Trust Exchange-Traded Fund IV

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	First Trust Exchange-Traded Fund IV

Ladies and Gentlemen:

We have served as counsel for the First Trust Exchange-Traded Fund IV (the “Trust”), which proposes to offer and sell shares of its series (the “Shares”), FT Vest NVDA & Target Income ETF (the “Fund”), in the manner and on the terms set forth in Post-Effective Amendment No. 464 and Amendment No. 466 to its Registration Statement on Form N-1A filed on or about August 11, 2026 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be issued from time to time in accordance with the Trust’s Amended and Restated Declaration of Trust, dated June 12, 2017, and the Trust’s By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

August 11, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-174332) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,
/s/ Chapman and Cutler llp
Chapman and Cutler llp